UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

MobileBits Holdings Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53953	26-3033276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6151 Lake Osprey Drive 3rd Floor Sarasota, Florida 34240
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 610-7269

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02, Results of Operations and Financial Condition.

Company management continues to pursue strategic alternatives including seeking additional funding from private placements and public offerings, seeking additional funding from third party debt financings; and continuing the implementation of the business plan, which may include merging with or being acquired by another entity. There can be no assurance that any or all of these actions will meet with success. Further, there can be no assurance that we will secure additional funding, and if we are able to, that such funding will be on favorable terms to us or our stockholders. The Company can provide no assurance that the process to explore strategic alternatives will result in a transaction. The company does not currently intend to disclose developments with respect to the exploration of strategic alternatives unless and until its board of directors has approved a specific transaction.

Our failure to obtain additional funding could have a material adverse effect upon our business, financial condition and results of operations including the possibility of filing for bankruptcy.

Item 3.01, Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

The Company is delinquent in filing its Form 10-Q because the review by its independent accountant is not yet complete. If the 10-Q is not filed by April 23, 2015, the Company’s common stock will be removed from the OTCQB but would continue to trade on the OTC Limited Pink Information. At this time, the Company is not certain the Form 10-K will be filed by April 23, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEBITS HOLDINGS CORPORATION

Date: April 7, 2015	By:	/s/ Kent Kirschner
Kent Kirschner
Interim Chief Executive Officer

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